Crane Co.                                                                                                                                           NEWS

Contact:
Pamela J.S. Styles
Director, Investor Relations
and Strategic Planning
203-363-7352
www.craneco.com

Crane Co. Reports Fourth Quarter Results,
Announces $73 Million Non-Cash After Tax Asbestos Charge,
Reaffirms 2003 Earnings Guidance of $1.65 - $1.75

STAMFORD, CONNECTICUT – January 23, 2003 - Crane Co. (NYSE: CR) today reported fourth quarter 2002 net income of $22.1 million, or $.37 per share, before a non-cash, after-tax charge for asbestos related claims of $73.3 million, or $1.23 per share. Net income for the fourth quarter of 2001, excluding asbestos charges and goodwill amortization ($4.9 million or $0.08 per share), was $22.9 million or $0.38 per share. After the charge to increase the net estimated liability for asbestos related claims, the Company reported a net loss in the fourth quarter of 2002 of $51.2 million, or $.86 per share, compared to net income of $18.0 million, or $.30 per share, for the fourth quarter of 2001. The asbestos charge reflects the recent significant increase in the rate of new claims filed and the estimated settlement and defense costs of pending and future asbestos claims through 2007, net of estimated insurance recoveries.

Operating profit for the fourth quarter of 2002 was $35.5 million (before asbestos charges) on sales of $367.2 million compared to $37.8 million of operating profit (before $0.8 million for asbestos charges and $4.7 million of goodwill amortization) on sales of $372.7 million for the fourth quarter of 2001. After these charges, the Company reported an operating loss of $72.4 million for the fourth quarter of 2002 compared to an operating profit of $32.2 million for the fourth quarter of 2001.

Operating profit for the full year 2002 (before asbestos charges) was $155.0 million compared to $198.1 million for 2001 (before $18.1 million for goodwill amortization, $2.2 million for asbestos charges and $6.1 million for stock-based retirement costs). After these charges, the Company’s 2002 operating profit was $39.7 million on sales of $1.516 billion, compared to operating profit of $171.7 million on sales of $1.587 billion in the prior year.

Income before a change in an accounting principle related to goodwill and before asbestos charges was $95.0 million in 2002, compared to 2001 net income of $119.5 million (before $16.9 million for goodwill amortization, $1.5 million for asbestos charges, $8.5 million for the loss on the Crane Plumbing sale, and $4.0 million for stock-based retirement costs). After these charges, the Company’s 2002 income before the change in an accounting principle was $16.6 million, or $.28 per share, compared to $88.6 million, or $1.47 per share, for the same period of 2001. The change in accounting principle related to goodwill reduced 2002 income by $28.1 million, or $.47 per share, resulting in a net loss of $11.4 million.

Special Non-Cash Charge for Asbestos Claims

During the fourth quarter, the Company recorded a non-cash charge to increase its net estimated liability for asbestos-related costs to $120 million. The asbestos charge in the quarter was made to reflect the increase in estimated costs of asbestos related claims through 2007, net of anticipated insurance recoveries of $80 million. The Company believes that the level of uncertainty is too great to provide for reasonable estimation beyond 2007.

The Company’s practice has been to evaluate, on a quarterly basis, its estimated asbestos claims liability, including estimated future costs, based on the Company’s historical experience with asbestos claims. The rate of new claims filed, and the costs of settling claims and defense costs, increased significantly, particularly during the last few months of 2002, and the Company increased the estimated liability to reflect this more recent claims and cost data.

Many uncertainties exist surrounding asbestos litigation, and the Company will continue to evaluate its estimated asbestos related liability and corresponding estimated insurance recoveries as well as the underlying assumptions used to derive these amounts. These uncertainties may result in the Company incurring future charges to operations, particularly if escalation occurs in the number of claims, settlement and defense costs, and there can be no assurance that the effect of any such future charges on results of operations, cash flow and financial position would not be material.

Actual cash outlays for asbestos related costs remained modest, with settlement and defense costs paid, after payments by insurers, of $1.4 million in 2002 and $0.8 million in 2001.

Acquisitions

On November 25, 2002, the Company acquired General Technology Corporation for a purchase price of $25 million in cash and assumed debt. General Technology provides high-reliability customized contract manufacturing services and products focused on military and defense applications. The acquisition supports the electronic manufacturing strategy of Crane’s Aerospace Group segment.

During the quarter, the Company also entered into a joint venture in China furthering its low-cost pump manufacturing capabilities.

Market Conditions

Operating results in the fourth quarter, before the special charge for asbestos, were in line with the Company’s previous guidance. Order activity was generally weak across all the businesses, although commercial aerospace improved compared to the post-September 11th environment in the fourth quarter of 2001. Aerospace aftermarket was stable throughout the quarter. The demand for Euro coin changing equipment, which declined sharply in the first nine months of the year, stabilized in the fourth quarter although at an unsatisfactory level. Market conditions in the chemical processing industry (CPI) and in automated merchandising remain weak. Demand for fiberglass reinforced plastic panels in the recreational vehicle market is expected to remain strong in 2003.

Financial Position

Crane’s financial position remains strong. In the fourth quarter, Crane generated $59 million in cash flow from operating activities and $46 million in free cash flow (cash from operating activities, less dividends and capital expenditures). For the full year, Crane generated $197 million in cash flow from operations and free cash flow of $148 million, substantially exceeding the Company’s target of $120 million of free cash flow for the full year.

Net debt to capital was 25% at December 31, 2002 compared to 24% at September 30, 2002 and 30% at December 31, 2001. During the fourth quarter of 2002, the Company invested $7 million in capital equipment and $32 million for acquisitions, paid a $6 million dividend to shareholders, spent $6 million to repurchase shares and reduced net borrowings by $9 million.

Order backlog at December 31, 2002 totaled $385.7 million, which is $77.2 million or 16.7% lower than December 31, 2001 and 1.7% lower than September 30, 2002.

Segment profit discussions throughout the remainder of this release exclude goodwill amortization in 2001 for comparability to 2002.

Segment Results

Aerospace sales of $81.9 million in the quarter compared to $89.7 million in the fourth quarter of 2001, were $7.8 million, or 8.7%, lower. Operating profit of $18.8 million, when compared to $20.2 million in the fourth quarter of 2001, was $1.4 million, or 7.0%, lower. Operating profit margins were 22.9% in the quarter, slightly above the prior year. The Hydro-

Aire, Lear Romec and Eldec aerospace businesses were essentially flat in the quarter as a modest improvement in higher margin aftermarket sales and order levels offset continued decline in original equipment manufacturer (OEM) sales. Operating results at Interpoint, while very satisfactory, accounted for the decline in the segment operating profit in the quarter. General Technology Corporation, acquired in November 2002, contributed $2.7 million in sales to the quarter and was profitable. New orders exceeded shipments by approximately $14 million in the fourth quarter of 2002, an improvement from the post-September 11th impacted fourth quarter of 2001. Backlog was $213 million at December 31, 2002 versus $199 million at September 30, 2002 and $250 million at December 31, 2001. The Aerospace Group continues to invest in new product development, while exercising strict cost control. Further consolidation of activities in commercial aerospace will result in additional workforce reductions in the first quarter of 2003.

Management expects the aerospace market to remain weak in 2003 and, assuming current published OEM production levels and stable aftermarket activity, expects a further 10% reduction in operating profits from 2002 levels.

Engineered Materials sales of $64.9 million in the quarter compared to $57.6 million in the fourth quarter of 2001, increased $7.3 million, or 12.6%. Fourth quarter 2002 sales included $8.9 million of incremental sales from the May 2002 acquisition of Lasco Composites. On a comparable basis, sales increased 1.5% excluding the Lasco acquisition and the CorTec divesture in the third quarter. Segment operating profit of $8.6 million compared to $7.1 million in the fourth quarter of 2001, for an increase of $1.5 million or 20.5%. Margins improved to 13.3% from 12.4% in the prior year quarter. Higher sales at Kemlite from recreational vehicle (RV) and truck trailer demand and incremental sales from the Lasco acquisition were slightly offset by the absence of sales following the CorTec divestiture, continued weakness in the chemical processing industry impacting Resistoflex and ongoing consolidation expenses associated with the closing of the Bay City, MI facility. Order backlog at December 31, 2002 was $20 million versus $29 million at September 30, 2002 and $15 million at December 31, 2001. RV orders remained strong in the fourth quarter, although backlog was lower than the third quarter due to a surge of orders in the third quarter that created a six week backlog versus the normal eight day cycle.

Management expects the RV market to remain strong and the truck trailer transportation market to improve in 2003. Based upon the strong performance at Kemlite and completion of the plant consolidation at Resistoflex, management currently expects Engineered Materials operating profit to be up approximately 20% in 2003.

Merchandising Systems sales of $37.9 million in the quarter, compared to $49.2 million in the fourth quarter of 2001, declined $11.3 million, or 22.9%. Segment operating loss of $0.2 million in the quarter compared to an operating profit of $4.7 million in the fourth quarter of 2001, was $4.9 million lower than the prior year quarter. Crane Merchandising Systems 2002 sales were up 12.4% and the business was profitable with $1.4 million operating profit compared to a loss in the prior year. NRI sustained a $1.6 million operating loss versus a $5.9 million operating profit in 2001, on lower volumes reflective of the market saturation of new equipment following the completion of the Euro conversion in 2001. Order backlog at December 31, 2002 was $13 million, versus $15 million at September 30, 2002 and $31 million at December 31, 2001 as a result of the completion of the Euro conversion.

End market demand in the automated merchandising market in both the U.S. and Europe is expected to remain weak in 2003, resulting in only modest operating improvement from 2002. First quarter 2003 results will be negatively impacted by downsizing at NRI.

Fluid Handling sales were $166.8 million in the quarter compared to $159.4 million in the fourth quarter of 2001, an increase of $7.4 million, or 4.7%. Operating profit of $13.7 million in the quarter compared to $8.6 million in the fourth quarter of 2001, increased $5.1 million, or 59.3%. Operating profit margins were 8.2% compared to 5.4% in the prior year quarter. Valve sales increased 6.1% from the prior year, while valve margins overall were 6.2%, essentially even with last year, reflecting a sharp downturn in the power generation business and costs associated with the closure of the Long Beach, CA facility, as we further integrate our worldwide valve business. Sales in the pump business were up 11.9%, and operating profit and margins improved sharply versus a loss in the prior year as a result of a large shipment of nuclear pumps in 2002 and the costs in 2001 of closing the Decatur, IL plant. Crane Supply was stable overall with cost reductions offsetting lower sales volumes. Order backlog at December 31, 2002 was $126 million, compared to $133 million at September 30, 2002 and $148 million at December 31, 2001.

Management expects a 20% improvement in Fluid Handling operating profit in 2003, as procurement and foreign sourcing initiatives, facility rationalizations and sales synergies are expected to offset the impact of continued weakness in the chemical process and power industries.

Controls sales of $15.9 million in the quarter, when compared to $17.0 million in the fourth quarter of 2001, were $1.1 million or 6.4% below the prior year quarter. Operating profit of $1.5 million was essentially even with the fourth quarter of 2001. Continued strong demand at Barksdale for air suspension valves was offset by continued weakness in the gas transmission industry which negatively impacted Azonix/Dynalco. Backlog was $14 million as of December 31, 2002, down slightly from $18 million at December 31, 2001 and from $17 million at September 30, 2002. Management expects operating profit from Controls to increase slightly in 2003.

Corporate expenses, excluding asbestos charges, were $6.8 million in the fourth quarter of 2002 versus $4.2 million in the fourth quarter of 2001, or $2.6 million higher, reflecting higher environmental costs partially offset by lower bonus compensation costs in 2002.

Outlook for First Quarter and Full Year 2003

The Company’s first quarter 2003 earnings per share is expected to be $0.27 - $0.29, which includes anticipated severance charges of approximately $4 million or $0.05 per share. Although concerned about continued weakness in the chemical processing industry and uncertainty in the aerospace industry, the Company continues to expect 2003 full year earnings per share to be in the range of $1.65 - $1.75, unchanged from previous guidance.

Free cash flow is expected to be approximately $120 million in 2003. The Company plans to continue its focus on the efficient utilization of capital, and is well positioned to take advantage of strategic acquisition opportunities.

Segment Reclassification

To reflect internal management changes during the year and alignment of its businesses with end markets, Crane Co. will, in 2003, reclassify its Resistoflex business for segment reporting purposes. Resistoflex-Industrial, which makes lined pipe for the chemical processing industry, will be part of the Company’s Fluid Handling segment. Resistoflex-Aerospace, which makes hoses and tubing for the aerospace and defense industries, will be part of the Company’s Aerospace segment. Resistoflex in total has been part of the Engineered Materials segment. This press release includes income statements on both a pre- and post-reclassification basis. Segment discussions throughout this press release include Resistoflex performance in Engineered Materials to complete 2002 and the 2003 outlook discussions on a consistent basis.

All subsequent disclosure documents will discuss Resistoflex’s performance on a post-reclassification basis.

Conference Call

Crane Co. has scheduled a conference call to discuss the fourth quarter’s financial results on Friday, January 24th, 2003 at 10:00 A.M. (Eastern). All interested parties may listen to a live webcast of the call at http://www.craneco.com/medialist.cfm. An archived webcast will also be available to replay this conference call directly from the Company’s website.

Crane Co. is a diversified manufacturer of engineered industrial products. Crane Co. is traded on the New York Stock Exchange (NYSE:CR).

This press release may contain forward-looking statements as defined by the Private Securities Litigation Reform Act of 1995. These statements present management’s expectations, beliefs, plans and objectives regarding future financial performance, and assumptions or judgments concerning such performance. Any discussions contained in this press release, except to the extent that they contain historical facts, are forward-looking and accordingly involve estimates, assumptions, judgments and uncertainties. There are a number of factors that could cause actual results or outcomes to differ materially from those addressed in the forward-looking statements. Such factors are detailed in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2001 filed with the Securities and Exchange Commission.

(Financial Tables Follow)

CRANE CO.
Income Statement Data
Fourth Quarter and Year Ended December 31, 2002
(in thousands, except per share data)

	Three Months Ended December 31,		Year Ended December 31,
	2002	2001	2002	2001
Net Sales:
Aerospace	$81,860	$89,664	$327,093	$395,210
Engineered Materials	64,892	57,631	288,377	290,785
Merchandising Systems	37,894	49,161	161,920	216,377
Fluid Handling	166,779	159,354	674,404	585,174
Controls	15,891	16,981	64,759	101,897
Intersegment Elimination	(108)	(140)	(206)	(2,263)

Total Net Sales	$367,208	$372,651	$1,516,347	$1,587,180

Operating Profit:
Aerospace	$18,774	$20,193	$68,737	$99,321
Engineered Materials	8,613	7,148	47,491	40,918
Merchandising Systems	(236)	4,661	7,186	28,432
Fluid Handling	13,660	8,575	52,524	42,639
Controls	1,451	1,428	4,815	3,929
Corporate **	(6,783)	(4,218)	(25,797)	(17,146)

Operating Profit before Asbestos and Special Charges and Goodwill Amortization	35,479	37,787	154,956	198,093
Asbestos Charges **	(107,860)	(816)	(115,285)	(2,216)
Special Charge - Stock-Based Retirement Costs **	—	—	—	(6,132)
Goodwill Amortization	—	(4,733)	—	(18,061)

Total Operating (Loss) Profit	(72,381)	32,238	39,671	171,684
Interest Income	370	183	2,285	1,063
Interest Expense	(4,026)	(5,273)	(16,900)	(21,187)
Miscellaneous - Net	730	780	(603)	(15,743)

(Loss) Income Before Income Taxes	(75,307)	27,928	24,453	135,817
(Benefit) Provision for Income Taxes	(24,098)	9,919	7,825	47,197

(Loss) Income Before Cumulative Effect of a Change in Accounting Principle	$(51,209)	$18,009	$16,628	$88,620
Cumulative Effect of a Change in Accounting Principle	—	—	(28,076)	—

Net (Loss) Income	$(51,209)	$18,009	$(11,448)	$88,620
Depreciation and Amortization	$12,784	$16,695	$49,790	$74,610
Per Diluted Share Data:
(Loss) Income Before Cumulative Effect of a Change in Accounting Principle	$(0.86)	$0.30 (1)	$0.28 (2)	$1.47 (3)
Cumulative Effect of a Change in Accounting Principle	—	—	(0.47)	—

Net (Loss) Income	$(0.86)	$0.30	$(0.19)	$1.47

Average Diluted Shares Outstanding	59,662	59,974	60,046	60,355
Average Basic Shares Outstanding	59,573		59,728

**	Both asbestos charges and the special charge for stock-based retirement costs are recorded within the Corporate segment.

(1)	Includes goodwill amortization of $4.7 million ($ .07 per share after tax).

(2)	Includes a $4 million expense for pump inspection costs ($.05 per share after tax).

(3)
Includes loss on the disposal of Crane Plumbing of $13.8 million ($.14 per share after tax), stock-based retirement cost of $6.1 million ($.07 per share after tax) and the amortization of goodwill of $18.1 million ($.28 per share after tax).

CRANE CO.
Income Statement Data - Resistoflex Restated
Fourth Quarter and Year Ended December 31, 2002
(in thousands, except per share data)

	Three Months Ended December 31,		Year Ended December 31,
	2002	2001	2002	2001
Net Sales:
Aerospace *	$85,444	$92,791	$340,762	$406,039
Engineered Materials *	51,188	42,808	233,180	234,267
Merchandising Systems	37,894	49,161	161,920	216,377
Fluid Handling *	176,814	171,050	715,829	630,863
Controls	15,891	16,981	64,759	101,897
Intersegment Elimination	(23)	(140)	(103)	(2,263)

Total Net Sales	$367,208	$372,651	$1,516,347	$1,587,180

Operating Profit:
Aerospace *	$19,232	$20,570	$70,698	$100,854
Engineered Materials *	7,939	5,341	44,366	32,983
Merchandising Systems	(236)	4,661	7,186	28,432
Fluid Handling *	13,876	10,005	53,688	49,041
Controls	1,451	1,428	4,815	3,929
Corporate **	(6,783)	(4,218)	(25,797)	(17,146)

Operating Profit before Asbestos and Special Charges and Goodwill Amortization	35,479	37,787	154,956	198,093
Asbestos Charges **	(107,860)	(816)	(115,285)	(2,216)
Special Charge - Stock-Based Retirement Costs **	—	—	—	(6,132)
Goodwill Amortization	—	(4,733)	—	(18,061)

Total Operating (Loss) Profit	(72,381)	32,238	39,671	171,684
Interest Income	370	183	2,285	1,063
Interest Expense	(4,026)	(5,273)	(16,900)	(21,187)
Miscellaneous - Net	730	780	(603)	(15,743)

(Loss) Income Before Income Taxes	(75,307)	27,928	24,453	135,817
(Benefit) Provision for Income Taxes	(24,098)	9,919	7,825	47,197

(Loss) Income Before Cumulative Effect of a Change in Accounting Principle	$(51,209)	$18,009	$16,628	$88,620
Cumulative Effect of a Change in Accounting Principle	—	—	(28,076)	—

Net (Loss) Income	$(51,209)	$18,009	$(11,448)	$88,620
Depreciation and Amortization	$12,784	$16,695	$49,790	$74,610
Per Diluted Share Data:
(Loss) Income Before Cumulative Effect of a Change in Accounting Principle	$(0.86)	$0.30 (1)	$0.28 (2)	$1.47 (3)
Cumulative Effect of a Change in Accounting Principle	—	—	(0.47)	—

Net (Loss) Income	$(0.86)	$0.30	$(0.19)	$1.47

Average Diluted Shares Outstanding	59,662	59,974	60,046	60,355
Average Basic Shares Outstanding	59,573		59,728

*	Segments include the restatement of Resistoflex from Engineered Materials to Fluid Handling and Aerospace.

**	Both asbestos charges and the special charge for stock-based retirement costs are recorded within the Corporate segment.

(1)	Includes goodwill amortization of $4.7 million ($ .07 per share after tax).

(2)	Includes a $4 million expense for pump inspection costs ($.05 per share after tax).

(3)
Includes loss on the disposal of Crane Plumbing of $13.8 million ($.14 per share after tax), stock-based retirement cost of $6.1 million ($.07 per share after tax) and the amortization of goodwill of $18.1 million ($.28 per share after tax).

CRANE CO.
Condensed Balance Sheets
(in thousands)

	December 31, 2002	December 31, 2001
ASSETS
Current Assets
Cash and Cash Equivalents	$36,589	$21,163
Accounts Receivable	213,850	217,636
Inventories	214,689	244,190
Other Current Assets	44,349	40,268

Total Current Assets	509,477	523,257
Property, Plant and Equipment	273,248	275,793
Other Assets	220,615	114,592
Goodwill	410,356	378,473

Total Assets	$1,413,696	$1,292,115

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities
Current Maturities of Long-Term Debt	$400	$375
Loans Payable	48,153	1,443
Accounts Payable	91,072	84,707
Accrued Liabilities	125,859	136,690
Income Taxes	22,941	25,924

Total Current Liabilities	288,425	249,139
Long-Term Debt	205,318	302,368
Deferred Income Taxes	8,972	20,888
Postretirement, Pension and Other Liabilities	261,919	68,425
Common Shareholders’ Equity	649,062	651,295

Total Liabilities and Shareholders’ Equity	$1,413,696	$1,292,115

CRANE CO.
Condensed Statements of Cash Flows
(in thousands)

	Three Months Ended December 31,		Year Ended December 31,
	2002	2001	2002	2001
Operating Activities:
Net (loss) income	$(51,209)	$18,009	$(11,448)	$88,620
Cumulative effect of a change in accounting principle	—	—	28,076	—

Income before accounting change	(51,209)	18,009	16,628	88,620
Income from joint venture	(1,910)	—	(2,917)	—
Depreciation and amortization	12,784	16,695	49,790	74,610
Asbestos charges - net of tax	73,345	555	78,394	1,507
Loss on sale of divestitures/investments	—	—	—	13,799
Cash provided from operating working capital	14,387	21,208	58,279	34,090
Other	11,855	(3,180)	(2,733)	(15,064)

Total Provided from Operating Activities	59,252	53,287	197,441	197,562

Investing Activities:
Capital expenditures	(7,135)	(4,976)	(25,496)	(32,144)
Proceeds from disposition of capital assets	1,085	83	5,628	7,926
Equity investment in joint venture	—	—	—	(12,000)
Payments for acquisitions, net	(32,363)	(9,685)	(82,225)	(191,168)
Proceeds from divestitures	—	19,645	2,705	19,645

Total Used for Investing Activities	(38,413)	5,067	(99,388)	(207,741)

Financing Activities:
Dividends paid	(5,949)	(5,968)	(23,896)	(23,918)
Reacquisition of shares-open market	(6,280)	—	(6,475)	(28,434)
Stock options exercised - net of shares reacquired	—	434	1,087	6,818
(Payment) issuance of debt, net	(8,730)	(51,721)	(58,537)	66,131

Total (Used for) Provided from Financing Activities	(20,959)	(57,255)	(87,821)	20,597

Effect of exchange rate on cash and cash equivalents	3,483	(863)	5,194	(181)

Increase in cash and cash equivalents	3,363	236	15,426	10,237
Cash and cash equivalents at beginning of period and year	33,226	20,927	21,163	10,926

Cash and cash equivalents at end of period and year	$36,589	$21,163	$36,589	$21,163

CRANE CO.
Order Backlog
(in thousands)

	December 31, 2002	September 30, 2002	June 30, 2002	March 31, 2002	December 31, 2001
Aerospace	$212,866	$199,063	$218,912	$226,345	$250,320
Engineered Materials	20,230	28,980	23,981	19,788	15,088
Merchandising Systems	12,932	14,730	16,864	22,345	31,148
Fluid Handling	125,850	132,832	135,535	138,463	147,848
Controls	13,784	16,581	17,659	18,323	18,449

Total Backlog	$385,662	$392,186	$412,951	$425,264	$462,853

CRANE CO.
Goodwill Amortization
(in thousands)

	Quarter Ended				Year Ended December 31, 2001
	March 31, 2001	June 30, 2001	September 30, 2001	December 31, 2001
Aerospace	$686	$685	$686	$685	$2,742
Engineered Materials	1,598	1,602	1,602	1,602	6,404
Merchandising Systems	713	707	709	711	2,840
Fluid Handling	850	969	1,099	1,260	4,178
Controls	474	473	475	475	1,897

Total	$4,321	$4,436	$4,571	$4,733	$18,061